                                                                    EXHIBIT 99.2

           Supplement to Information Statement dated August 31, 2001

                         SeraCare Life Sciences, Inc.

        Distribution of approximately 5,433,468 shares of Common Stock

     We are furnishing you with this Supplement to the Information Statement dated August 31, 2001 previously mailed to you in connection with the distribution by SeraCare, Inc. ("SeraCare") of all of the outstanding common stock of SeraCare Life Sciences, Inc. ("Life Sciences") to stockholders of SeraCare. The purpose of this Supplement is to notify you that the record date for the distribution and the expected distribution date have been changed.

     As was announced in June 2001, the spin-off will be followed immediately by the acquisition of SeraCare by a wholly owned subsidiary of Instituto Grifols, S.A, in a cash-for-stock merger, and the spin-off and the merger will each occur only if the other occurs. The merger has been delayed, and therefore the record date and the expected distribution date for the spin-off have changed. We previously announced that the record date would be September 13, 2001. We now expect that the record date will be the close of business September 24, 2001, and that the distribution will occur after the close of business on September 24, 2001.

     If SeraCare's stockholders do not approve the merger, or if certain other conditions to the merger are not met, the record date and the distribution date for the spin-off may be further delayed or may be cancelled. In the event of a further delay or cancellation, we will issue a press release announcing the new dates or the cancellation of the distribution.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Information Statement, including this Supplement, is truthful or complete. Any representation to the contrary is a criminal offense.

     This Supplement to the Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. SeraCare stockholders who have questions regarding the distribution should contact SeraCare's transfer agent, COMPUTERSHARE Investor Services at 12039 West Alameda Parkway, Suite Z2, Lakewood, Colorado 80228 or our principal executive offices at 1935 Avenida del Oro, Suite F, Oceanside, California 92056, attention:
Investor Relations.

     A copy of the Information Statement dated August 31, 2001 and this Supplement shall be furnished without charge to any person who requests a copy during the period from the date hereof to the Record Date for the distribution as set forth herein.

               The date of this Supplement is September 10, 2001.

                                      -1-